{Letterhead}
                             ACCESS NEWS

Contact: Company                                  Contact: Investor Relations
Stephen B. Thompson               Donald C. Weinberger/Alisa Steinberg (media)
Vice President, Chief Financial Officer          Wolfe Axelrod Weinberger LLC
(214) 905-5100                                                 (212) 370-4500

                                     Andrew Hellman, CEOcast, Inc. for Access
                                              Pharmaceuticals, (212) 732-4300

           ACCESS PHARMACEUTICALS APPOINTS ESTEBAN CVITKOVIC,M.D.
                  AS DIRECTOR AND VICE CHAIRMAN (EUROPE)

             Accomplished Physician in Registration of Leading
             Cancer Drugs to Enhamce Development of ProLindac(TM)

Dallas, TEXAS, February 8, 2007, ACCESS PHARMACEUTICALS, INC. (ACCP.OB) announced today that Esteban Cvitkovic, M.D., a widely respected physician who played a key role in the registration of leading cancer drugs, has joined the Board of Directors and assumed the title of Vice Chairman (Europe). Dr. Cvitkovic has more than thirty years of international experience in oncology therapeutics, including clinical research, clinical pharmacology, the design of single-agent and combination regimens, disease-oriented therapeutic impact assessment, and optimization of clinical efficacy. Dr. Cvitkovic played a fundamental role in the registration strategy and post-registration development for cisplatin and oxaliplatin, and will be integral to the development of ProLindac(TM), Access' novel DACH platinum prodrug.

"The clinical need and market potential for a platinum compound with a differential efficacy profile and/or a better therapeutic index than those that are currently available is the current reality since Eloxatin's success. I believe that ProLindac(TM) has the potential to be such a drug," stated Dr. Esteban Cvitkovic. "I am very happy to be able to help Access accomplish this goal and develop its existing portfolio."

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"We are extremely pleased to have Dr. Cvitkovic on the Access Board of
Directors," stated Mr. Jeffrey B. Davis, Chairman of Access' Board of Directors. "Dr. Cvitkovic is widely regarded as one of the world's leading developers of platinum therapeutics, has extensive experience with DACH platinums, and his advice and counsel on the development of ProLindac(TM) and our other oncology assets will be extremely important to Access going forward."

Dr. Esteban Cvitkovic has authored more than 200 peer-reviewed articles and 600 abstracts focused on therapeutic oncology development. His international career includes staff and academic appointments at Memorial Sloan Kettering Cancer Center (New York), Columbia Presbyterian (New
York), Instituto Mario Negri (Milan), Institut Gustave Roussy (Villejuif), Hopital Paul Brousse (Villejuif) and Hopital St. Louis (Paris). Recently, the oncology-focused CRO Cvitkovic & Associes Consultants (CAC), founded by Dr. Cvitkovic 11 years ago and which he developed from a small oncology consultancy to a full-service CRO, was sold to AAIPharma to become AAIOncology. Dr. Cvitkovic is currently a Senior Medical Consultant to AAIOncology. In addition, he maintains a part-time academic practice including teaching at the hospitals Beaujon and St Louis in Paris. Dr. Cvitkovic is Scientific President of the FNAB, a foundation devoted to the furthering of personalised cancer treatments. Together with a small number of collaborators he has recently co-founded Oncoethix, a biotech company focused on licensing and co-development of anti-cancer molecules.

About ProLindac(TM)
-------------------
The Company's lead compound, ProLindac(TM), is a novel dach platinum prodrug which has been shown to be active in a wide variety of solid tumors in both preclinical models and in human trials. The Company believes that ProLindac(TM)'s unique molecular design potentially could eliminate some of the toxic neurological side effects seen in currently marketed Dach platinums. The Company is currently enrolling patients in two Phase II clinical trials, one in ovarian cancer and one in head and neck cancer, and plans to initiate one or more additional Phase II trials, including one in colorectal cancer in 2007.

About MuGard(TM)
----------------
The Company has received 510(k) clearance from the FDA to market MuGard(TM) in the United States. MuGard(TM) is Access' proprietary oral rinse product for the prevention and treatment of oral mucositis, the debilitating side-effect which afflicts more than 40% of cancer patients undergoing radiation and chemotherapy. There is currently no well- accepted treatment for mucositis. Access is actively seeking marketing partners in Europe and the US.

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About Cobalamin(TM)
-------------------
The Company is actively pursuing developing clinical development of its novel Cobalamin(TM) drug delivery technology, particularly as it pertains to the oral delivery of large molecule drugs that are only currently deliverable by injection or intravenous administration. Pre-clinical animal studies utilizing Access' Cobalamin(TM) technology have demonstrated the ability to deliver insulin by oral administration in therapeutic levels. Access is actively seeking development partners in this area as well.

Access Pharmaceuticals, Inc. is an emerging biopharmaceutical company that develops and commercializes propriety products for the treatment and supportive care of cancer patients. Access' products include
ProLindac(TM), currently in Phase II clinical testing of cancer and MuGard(TM) for the treatment of patients with oral mucositis for which marketing authorization has been allowed by the FDA. The Company also has other advanced drug delivery technologies including
Cobalmin(TM)-mediated targeted delivery and oral drug delivery. For additional information on Access Pharmaceuticals, please visit our website at www.accesspharma.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties, including statements relating to the value of our products in the market, our ability to achieve clinical and commercial success and our ability to successfully develop marketed products. These statements are subject to numerous risks, including but not limited to the risks detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 and other reports filed by us with the Securities and Exchange Commission.

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